Exhibit 7 (g)

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of October 17, 2013 (this “Agreement”), is by and among Sacramento Park LLC, a Delaware limited liability company (the “Seller”), the Purchasers listed on Exhibit A (each, a “Purchaser” and collectively the “Purchasers”) and, solely for the limited purpose of Section 8.11, Surrey Energy Capital, LLC, a Texas limited liability company (“Surrey”).  Each of the Seller and each of the Purchasers is a “Party”, and together are the “Parties”.

WHEREAS, pursuant to that certain Indenture, dated as of June 25, 2010 as amended and supplemented by that certain First Supplemental Indenture thereto dated September 22, 2010 (collectively, the “Indenture”), between Gasco Energy, Inc., a Nevada corporation (the “Company”), and Wells Fargo Bank, National Association, as trustee, the Company was authorized to issue $65,000,000 aggregate principal amount of its 5.5% Convertible Senior Notes due 2015 (the “Senior Convertible Notes”);

WHEREAS, as of the date hereof, there are $45,168,000 in aggregate principal amount of Senior Convertible Notes outstanding;

WHEREAS, the Seller is the beneficial holder of $8,270,000 in aggregate principal amount of Senior Convertible Notes (the “Notes”);

WHEREAS, the Seller owns no shares of Common Stock and owns no shares of Preferred Stock;

WHEREAS, the Purchasers, severally and not jointly, desire to purchase from the Seller, and the Seller desires to sell to the Purchasers, the Notes upon the terms and subject to the conditions contained in this Agreement; and

WHEREAS, simultaneous with the closing of the transactions contemplated herein, the Purchasers, severally and not jointly, shall purchase (i) the Remaining Notes from the Other Sellers and (ii) all the Note Holder Equity.

NOW, THEREFORE, in consideration of the premises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Purchasers agree as follows:

ARTICLE 1

DEFINITIONS, USAGE, ETC.

SECTION 1.1                                             Defined Terms.  As used in this Agreement, the terms below have the following meanings:

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interest, by contract or otherwise).

“Agreement” has the meaning assigned to such term in the preamble.

“Applicable Laws” means, with respect to any Person, any Law applicable to such Person or its business, properties or assets.

“Authorization” means any franchise, permit, license, authorization, order, certificate, registration or other consent or approval granted by any court or Governmental Authority.

“Closing” has the meaning assigned to such term in the Article 3.

“Closing Date” has the meaning assigned to such term in the Article 3.

“Common Stock” means the shares of common stock of the Company, par value $0.0001 per share.

“Company” has the meaning assigned to such term in the recitals.

“DTC” means the Depository Trust & Clearing Corporation.

“Gasco Agreement” means that certain Securities Purchase Agreement by and between the Company and the Purchasers pursuant to which, among other things, the Purchasers shall purchase from the Company certain shares of Common Stock and certain shares of Preferred Stock.

“Governmental Authority” means any federal, state or local government, or any political subdivision of any of the foregoing, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

“Indenture” has the meaning assigned to such term in the recitals.

“Laws” means all applicable state and federal laws, statutes and ordinances including all applicable decisions of courts having the effect of law in any such jurisdiction.

“Letter of Understanding” means that certain Letter of Understanding dated August 26, 2013 by and between Surrey and the Seller.

“Liens” means any mortgage, deed of trust, lien, pledge, charge, claim, security interest, restrictive covenant or easement or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under Applicable Law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Note Holder Equity” means all of the issued and outstanding Common Stock and Preferred Stock beneficially owned by the Other Sellers.

“Notes” has the meaning assigned to such term in the recitals.

“Other Agreement” has the meaning assigned to such term in Section 8.15.

“Other Sellers” means the holders of all of the issued and outstanding Senior Convertible Notes, other than the Seller.

“Party” or “Parties” has the meaning assigned to such term in the recitals.

“Person” means any corporation, limited liability company, joint venture, partnership, individual, limited partnership, trust or other business entity, or any Governmental Authority.

“Preferred Stock” means the shares of Series C Convertible Preferred Stock of the Company, par value $0.001 per share.

“Purchase Price” has the meaning assigned to such term in Section 2.1 herein.

“Purchaser Information” has the meaning assigned to such term in Section 5.4(a).

“Purchasers” has the meaning assigned to such term in the preamble.

“Remaining Notes” means all of the issued and outstanding Senior Convertible Notes, other than the Notes.

“Securities Act” has the meaning assigned to such term in Section 5.5.

“Seller” has the meaning assigned to such term in the preamble.

“Seller Information” has the meaning assigned to such term in Section 4.7(a).

“Senior Convertible Notes” has the meaning assigned to such term in the recitals.

“Tax” means any federal, state, county, local, foreign and other income, profits, gains, net worth, sales and use, ad valorem, gross receipts, business and occupation, license, premium, windfall profits, environmental (including taxes under Section 59A of the Tax Code), estimated, stamp, custom duties, property (real or personal), franchise, capital stock, excise, transfer, registration, value added, alternative or add-on minimum, payroll, employees, severance, withholding, disability, social security (or similar), unemployment or other tax, of any kind whatsoever, including any penalty, addition to tax and interest on the foregoing, whether disputed or not.

“Tax Code” means the Internal Revenue Code of 1986, as amended.

“Transfer Tax” means any federal, state, county, local, foreign and other sales, use, transfer, conveyance, gross receipts, documentary transfer, recording or other similar tax, fee or charge imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to tax or interest with respect thereto, but such term shall not include any tax on, based upon or measured by, the net income, gains or profits from such sale, transfer or assignment of the property or any interest therein.

SECTION 1.2                                             Usage of Terms.  Except where the context otherwise requires, words importing the singular number shall include the plural number and vice versa.

SECTION 1.3                                             References to Articles and Sections.  All references in this Agreement to Articles and Sections (and other subdivisions) refer to the corresponding Articles and Sections (and other subdivisions) of to this Agreement, unless the context expressly, or by necessary implication, otherwise requires.

ARTICLE 2

PURCHASE AND SALE OF THE NOTES AND CONSIDERATION

SECTION 2.1                                             Sale and Purchase of the Notes.  On the terms and subject to the conditions contained in this Agreement, at the Closing: (a) the Seller hereby sells, conveys, transfers and assigns to each Purchaser listed on Exhibit A, and such Purchaser, severally and not jointly, purchases from the Seller the Notes (including all accrued and unpaid interest thereunder) in the aggregate principal amount set forth opposite such Purchaser’s name on Exhibit A and (b) each Purchaser hereby pays to the Seller for the sale, conveyance, transfer and assignment of the Notes (including all accrued and unpaid interest thereunder) an amount in cash equal to the amount set forth opposite such Purchaser’s name on Exhibit A, for an aggregate amount equal to $2,563,319.16 (the “Purchase Price”).

SECTION 2.2                                             Taxes.  The Purchasers shall, severally and not jointly, be responsible for the payment when due of any Transfer Taxes imposed by reason of the transfer of the Notes pursuant to this Agreement and any deficiency, interest or penalty with respect to such Transfer Taxes unless such Transfer Taxes are specifically levied on the Seller (in which case, the Purchasers shall, severally and not jointly, promptly reimburse the Seller therefor).  The Purchasers shall, severally and not jointly, file all necessary tax returns and other documentation with respect to any Transfer Taxes, and, if required by Applicable Law, the Seller will, and will cause its Affiliates to, join in the execution of any such tax returns and other documentation.

ARTICLE 3

CLOSING

The closing of the transactions contemplated by this Agreement (the “Closing”) are taking place as of the date hereof at 9:00 a.m. Central time (the “Closing Date”) at the offices of Porter Hedges LLP, 1000 Main Street, 36th Floor, Houston, Texas 77002.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchasers as follows as of the Closing Date:

SECTION 4.1                                             Power and Authority; Authorization; Binding Effect.  The Seller has all necessary power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to perform its obligations under this Agreement.  This Agreement has been duly authorized, executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4.2                                             Ownership of the Notes.  The Seller is the beneficial owner of the Notes free and clear of any all Liens other than those (a) arising by operation of applicable Law; (b) arising by operation of any organizational documents of the Company, the Indenture, the Senior Convertible Notes or any other agreement entered into with the Company in connection with any of the Seller Equity; or (c) created by, imposed by or on behalf of the Purchasers or under applicable securities Laws.  Upon the transfer of the Notes hereunder to the Purchasers, the Purchasers will hold all of the legal, beneficial and defensible title to the Notes, free and clear of all Liens other than those (a) arising by operation of applicable Law; (b) arising by operation of any organizational documents of the Company, the Indenture, the Senior Convertible Notes or any other agreement entered into with the Company in connection with any of the Seller Equity; or (c) created by, imposed by or on behalf of the Purchasers or under applicable securities Laws.  The Notes represent all of the Senior Convertible Notes owned and held by the Seller.

SECTION 4.3                                             Common Stock and Preferred Stock.  The Seller owns no shares of Common Stock and owns no shares of Preferred Stock.

SECTION 4.4                                             Absence of Litigation.  There is no action, suit, proceeding, inquiry or investigation before or by any Governmental Authority pending or, to the knowledge of the Seller, threatened against or in respect of the Notes that would reasonably be expected to have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement.

SECTION 4.5                                             Consents and Approvals.  No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or other Person is required to be made or obtained by the Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 4.6                                             Compliance with Applicable Law; No Conflicts.  The execution, delivery and performance by the Seller of this Agreement, the sale of the Notes and the consummation by Seller of the other transactions contemplated hereby (a) will not violate any Applicable Law, or any order or decree of any Governmental Authority applicable to the Seller or any of its property; (b) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Seller or by which the Seller or any of its property is bound; and (c) will not result in a violation of the organizational documents of the Seller.

SECTION 4.7                                             “Big Boy” Provision.

(a)                                 The Seller hereby acknowledges that the Purchasers may possess, possesses, or may come to possess material, non-public information about the Company which is not known to the Seller and which may be material to a decision to sell the Notes pursuant to this Agreement, including without limitation, information received on a confidential basis or information received on a privileged basis from attorneys and financial advisors representing the Company (the “Seller Information”), and that the Seller wishes to proceed with the transactions contemplated hereby without disclosure to Seller of any Seller Information by the Purchasers.  The Seller also hereby acknowledges and agrees that no Purchaser shall have any obligation to disclose any Seller Information to the Seller. Seller acknowledges that no Purchaser nor any affiliate, employee or agent of any such Purchaser is acting as a fiduciary or in another similar capacity for, or an advisor to, Seller in respect of this Agreement or otherwise.

(b)                                 The Seller further acknowledges, agrees and represents that it has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Notes and has independently and without reliance upon either of the Purchasers or their respective agents made its own analysis and decision to sell, or cause the sale of, the Notes.  Additionally, the Seller acknowledges, agrees and represents that the Purchasers are relying on this Section 4.7 in engaging in the transactions contemplated by this Agreement and that the Purchasers would not engage in the transactions contemplated herein in the absence of this Section 4.7.  The Purchasers shall have no liability to the Seller and the Seller hereby waives, releases, acquits and forever discharges, to the fullest extent permitted by law, any and all claims and causes of action it has or may have as of the Closing Date against the Purchasers and their respective employees, representatives and agents, relating either directly or indirectly or arising out of either Purchaser not disclosing the Seller Information, including, without limitation, any claims of detrimental reliance on such non-disclosure of the Seller Information, the financial condition or prospects of the Company or the value of the Notes.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each of the Purchasers represents and warrants to the Seller, severally but not jointly, as follows as of the Closing Date:

SECTION 5.1                                             Power and Authority; Authorization; Binding Effect.  Such Purchaser has all necessary power and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement and to perform its obligations under this Agreement.  This Agreement has been duly authorized, executed and delivered by such Purchaser and constitutes a legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 5.2                                             Consents and Approvals.  No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or other Person is required to be made or obtained by such Purchaser in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for consents, approvals, filings and similar requirements, the failure of which to be obtained or made would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of such Purchaser to perform its obligations under this Agreement.

SECTION 5.3                                             Compliance with Applicable Law; No Conflicts.  The execution, delivery and performance by such Purchaser of this Agreement, the purchase of the Notes and the consummation by such Purchaser of the other transactions contemplated hereby (a) will not violate any Applicable Law, or any order or decree of any Governmental Authority applicable to such Purchaser or any of its property; (b) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Purchaser or by which such Purchaser or any of its property is bound; and (c) will not result in a violation of the organizational documents of such Purchaser.

SECTION 5.4                                             “Big Boy” Provision.

(a)                                 Such Purchaser hereby acknowledges that the Seller may possess, possesses, or may come to possess material, non-public information about the Company which is not known to such Purchaser and which may be material to a decision to purchase the Notes pursuant to this Agreement, including without limitation, information received on a confidential basis or information received on a privileged basis from attorneys and financial advisors representing the Company (the “Purchaser Information”), and that such Purchaser wishes to proceed with the transactions contemplated hereby without disclosure to such Purchaser of any Purchaser Information by the Seller.  Such Purchaser also hereby acknowledges and agrees that the Seller shall not have any obligation to disclose any Purchaser Information to such Purchaser. Such Purchaser acknowledges that neither Seller nor any affiliate, employee or agent of Seller is acting as a fiduciary or in another similar capacity for, or an advisor to, such Purchaser in respect of this Agreement or otherwise.

(b)                                 Such Purchaser further acknowledges, agrees and represents that it has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the purchase of the Notes and has independently and without reliance upon either the Seller or its agents made its own analysis and decision to purchase, or cause the purchase of, the Notes.  Additionally, such Purchaser acknowledges, agrees and represents that the Seller is relying on this Section 5.4 in engaging in the transactions contemplated by this Agreement and that the Seller would not engage in the transactions contemplated herein in the absence of this Section 5.4.  The Seller shall have no liability to the such Purchaser and such Purchaser hereby waives, releases, acquits and forever discharges, to the fullest extent permitted by law, any and all claims and causes of action it has or may have as of the Closing Date against the Seller and its respective employees, representatives and agents, relating either directly or indirectly or arising out of the Seller not disclosing the Purchaser Information, including, without limitation, any claims of detrimental reliance on such non-disclosure of the Purchaser Information, the financial condition or prospects of the Company or the value of the Notes.

SECTION 5.5                                             Investment Intention; Accredited Investor Status.  Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks associated with the acquisition of the Notes.  Such Purchaser confirms that it has had the opportunity to acquire information about the business, assets and financial condition of the Company and its subsidiaries.  Such Purchaser will acquire the Notes for investment purposes, for its own account and not with a view toward distribution or for sale in violation of the Securities Act of 1933, as amended (the “Securities Act”).  Such Purchaser understands that the transactions contemplated hereby have not been, and will not be, registered or qualified under the Securities Act, nor any state or any other applicable securities law, by reason of a specific exemption from the registration or qualification provisions of those laws, based in part upon such Purchaser’s representations in this Agreement.  Such Purchaser understands that none of the Notes that such Purchaser acquires hereunder may be resold unless such resale is registered under the Securities Act, and registered or qualified under applicable state securities laws or an exemption from such registration and qualification is available.  Such Purchaser is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.

ARTICLE 6

COVENANTS

SECTION 6.1                                             Appropriate Action; Consents; Filings.  Each Purchaser shall, severally and not jointly, use commercially reasonable efforts (a) to obtain from any Governmental Authorities any Authorizations required to be obtained by such Purchasers in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (b) to make all necessary filings, and thereafter to make any other required submissions, with respect to this Agreement and the transactions contemplated hereby required under any Applicable Laws.

SECTION 6.2                                             Receipt of Notices.  Each Party shall give prompt written notice to the other Party of the receipt of any written notice or other written communication (a) from any Governmental Authority in connection with the transactions contemplated hereby and (b) from any Person regarding the initiation or threat of initiation of any claims, actions, suits, proceedings, arbitrations or investigations against, relating to or involving or otherwise affecting the Seller or any Purchaser that relate to the consummation of the transactions contemplated hereby.

SECTION 6.3                                             Confidentiality.  Except as and to the extent required by Law, applicable legal process, the requirement of any securities exchange or Governmental Authority or any suit or other action or proceeding involving this Agreement, without the prior written consent of the other Party, no Party will make, directly or indirectly any public comments, statement, or communication with respect to, or otherwise disclose or to permit the disclosure of, the transactions contemplated by this Agreement, other than to such Party’s investment managers or any of its or their, officers, directors, members, partners, legal and/or financial counsel, agents, affiliates or representatives. Notwithstanding anything contained in this Agreement to the contrary, each Purchaser expressly acknowledges and agrees that, prior to any sale, transfer, assignment or other disposition of any of the Notes purchased from Seller hereunder (or any securities of the Company into or for which any of the Notes are converted, exercised or exchanged), such Purchaser shall disclose to each purchaser and other acquirer of any of the Notes (other than the Company) that such Purchaser purchased the Notes pursuant to an agreement containing “Big Boy” provisions (including, without limitation, those set forth in Sections 4.7, 5.4 and 5.5) and shall provide a copy of such provisions to each such purchaser and other acquirer.

SECTION 6.4                                             Most Favored Nation.  Each Purchaser hereby, severally and not jointly, represents and warrants as of the Closing Date that none of the terms offered to any Other Seller (other than with respect to the purchase of the Preferred Stock or Common Stock as described in Section 1 of the Letter of Understanding) with respect to securities of the Company is more favorable to any such Other Seller than those of the Seller and this Agreement shall be, without any further actions by the Parties, deemed amended and modified in an economically and legally equivalent manner such that the Seller shall receive the benefit of the more favorable terms.

ARTICLE 7

CLOSING DELIVERIES

SECTION 7.1                                             Seller Closing Deliveries and Actions.  At the Closing, the Seller shall deliver and transfer to the Purchasers all legal and beneficial title to the Notes by transferring the Notes electronically to DTC for the account of each Purchaser set forth on Schedule 7.2 hereto.  The Seller acknowledges that it will not be entitled to any further interest on the Notes after the payment of the Purchase Price by the Purchasers.

SECTION 7.2                     Purchaser Closing Deliveries and Actions.  At the Closing, the Purchasers shall pay to the Seller an amount equal to the Purchase Price by wire transfer to the account set forth on Schedule 7.3 hereto.  The Purchasers shall purchase the Remaining Notes and the Note Holder Equity from the Other Sellers simultaneously with the consummation of the transactions contemplated by this Agreement.

ARTICLE 8

MISCELLANEOUS

SECTION 8.1                                             Survival.  All representations, warranties and covenants made in this Agreement and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the purchase and sale of the Notes pursuant hereto until the one (1) year anniversary of the Closing Date.

SECTION 8.2                                             Notices.  Unless otherwise provided in this Agreement, any notice, request, instruction or other communication to be given hereunder by either Party to the other shall be in writing and (a) delivered personally, (b) delivered by first-class mail, postage prepaid or (c) sent by facsimile transmission, with a confirmation sent by way of one of the above methods, as follows:

If to the Seller, addressed to:

Sacramento Park LLC
c/o QVT Financial LP

1177 Avenue of the Americas, 9th Floor

New York, New York 10036

Attn:                    Tracy Fu

Facsimile:  212-705-8820

If to the Purchasers, addressed to the address set forth immediately below such Purchaser’s name on Exhibit A.

With a copy to:

Porter Hedges LLP
1000 Main Street, 36th Floor

Houston, Texas 77002

Attn:                    E. James Cowen

Facsimile:  713-228-1331

Either Party may designate in a writing to the other Party any other address or facsimile number to which, and any other Person to whom or which, a copy of any such notice, request, instruction or other communication should be sent.

SECTION 8.3                                             Choice of Law.  This Agreement shall be construed (both as to validity and performance) and enforced in accordance with, and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction and irrespective of any choice of law provision that would require application of the law of any other jurisdiction.

SECTION 8.4                                             WAIVERS OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPOSED TRANSACTION OR THE ACTIONS OF EITHER PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

SECTION 8.5                                             Submission To Jurisdiction; Waivers.  Each Party hereby irrevocably:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of Texas, the courts of the United States of America for the Southern District of Texas, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to each Party at its address set forth in Section 8.2 or at such other address of which the other Parties shall have been notified pursuant thereto; and

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

SECTION 8.6                                             Expenses.  Each Party shall bear its own fees and expenses related to the transactions contemplated by this Agreement including, but not limited to, all attorneys’ fees.

SECTION 8.7                                             No Consequential or Punitive Damages.  Neither Party hereto (or any of their respective Affiliates) shall, under any circumstance, be liable to the other Party (or its Affiliates) for any consequential, exemplary, special, indirect, incidental or punitive damages claimed by such other Party under the terms of or due to any breach of this Agreement, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity.

SECTION 8.8                                             Titles.  The headings of the articles and sections of this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

SECTION 8.9                                             Waiver.  No failure of a Party to require, and no delay by a Party in requiring, the other Party to comply with any provision of this Agreement shall constitute a waiver of the right to require such compliance.  No failure of a Party to exercise, and no delay by a Party in exercising, any right or remedy under this Agreement shall constitute a waiver of such right or remedy.  No waiver by a Party of any right or remedy under this Agreement shall be effective unless made in writing.  Any waiver by a Party of any right or remedy under this Agreement shall be limited to the specific instance and shall not constitute a waiver of such right or remedy in the future.

SECTION 8.10                                      Binding; Third-Party Beneficiaries.  This Agreement shall be binding upon the Parties and upon each of their respective successors and assignees and shall inure to the benefit of, and be enforceable by, each Party and each of their respective successors and permitted assignees; provided, however, that neither Party shall assign any right or obligation arising pursuant to this Agreement without first obtaining the written consent of the other Party.  Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a party to this Agreement.

SECTION 8.11                                      Entire Agreement.  This Agreement contain the entire agreement between the Parties with respect to the subject of this Agreement, and supersedes each course of conduct previously pursued, accepted or acquiesced in, and each written and oral agreement and representation previously made, by the Parties with respect thereto, whether or not relied or acted upon. The Letter of Understanding is hereby terminated and the Seller, the Purchasers and Surrey are released in full from their obligations thereunder. The Parties make no representations or warranties to each other, express or implied (other than as expressly contained in Sections 4 and 5 of this Agreement), and any and all prior representations and warranties made by any Party or its representatives, whether verbally or in writing, are deemed to have been merged into this Agreement, it being intended that no such prior representations or warranties shall survive the execution and delivery of this Agreement.

SECTION 8.12                                      Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8.13                                      Modification.  Except as contemplated by Section 6.4, no course of performance or other conduct hereafter pursued, accepted or acquiesced in, and no oral agreement or representation made in the future, by the Parties, whether or not relied or acted upon, and no usage of trade, whether or not relied or acted upon, shall modify or terminate this Agreement, impair or otherwise affect any obligation of the Parties pursuant to this Agreement or otherwise operate as a waiver of any such right or remedy.  Except as contemplated by Section 6.4, no modification of this Agreement shall be effective unless made in writing duly executed by each of the Parties.

SECTION 8.14                                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.  In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

SECTION 8.15                                      Independent Nature of Seller’s Obligations and Rights.  The obligations of the Seller hereunder are several and not joint with the obligations of any Other Seller, and the Seller shall not be responsible in any way for the performance of the obligations of any Other Seller under any agreement pursuant to which any Other Seller is selling any Remaining Notes to the Purchasers (each such agreement, an “Other Agreement”).  Nothing contained herein, in the Letter of Understanding or in any Other Agreement, and no action taken by the Seller pursuant hereto, shall be deemed to constitute the Seller and any Other Seller as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Seller and any Other Seller are in any way acting in concert or as a group, and the Purchasers will not assert any such claim with respect to the obligations or the transactions contemplated hereby, by the Letter of Understanding or by any Other Agreement and the Purchasers acknowledge that the Seller and the Other Sellers are not acting in concert or as a group with respect to such obligations or the transactions contemplated hereby, by the Letter of Understanding or by any Other Agreement.  The Purchasers acknowledge and the Seller confirms that the Seller has independently participated in the negotiation of the transactions contemplated hereby and by the Letter of Understanding with the advice of its own counsel and advisors.  The Seller shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the Letter of Understanding, and it shall not be necessary for any Other Seller to be joined as an additional party in any proceeding for such purpose.

[Signature page to follow]

IN WITNESS WHEREOF, each of the Purchasers and the Seller have caused to be executed by a duly authorized officer this Agreement on the day and year indicated at the beginning of this Agreement.

PURCHASERS:

MARKHAM LLC

By:	/s/ Venkat Siva
Name:	Venkat Siva
Title:	Manager

OROGEN ENERGY, INC.

By:	/s/ John P. Dorrier
Name:	John P. Dorrier
Title:	Chairman/CEO

SELLER:

SACRAMENTO PARK LLC

By: QVT ASSOCIATES GP LLC, its Manager

By:	/s/ Tracy Fu
Name:	Tracy Fu
Title:	Managing Member

SOLEY FOR THE LIMITED PURPOSE OF SECTION 8.11

SURREY:

SURREY ENERGY CAPITAL, LLC

By:	/s/ M. R. Keener
Name:	M. R. Keener
Title:	President

Signature Page to Purchase and Sale Agreement

Exhibit A

Name and Address of Purchaser	Share of Purchase Price	Share of Notes
Markham LLC 30A Brook Street London W1K 5DJ Fax: +44 (0) 20 7016 5140	$1,281,659.58	$4,135,000
Orogen Energy, Inc. 1 Riverway, Suite 610 Houston, TX 77056 Fax: (713) 871-1351	$1,281,659.58	$4,135,000
Total	$2,563,319.16	$8,270,000